U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12b-25
           NOTIFICATION OF LATE FILING     SEC FILE NUMBER:  0-15347
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                           CUSIP NUMBER:  45-0057 104
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                                   (Check One)
[ ] Form 10-K and Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB  [ ] Form N-SAR
         For Period Ended:    Sept. 30, 1997
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: _________________________
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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I   REGISTRANT INFORMATION
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         Full Name of Registrant                         IRT Industries, Inc.
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         Former Name if Applicable
            2400 E. Las Olas Blvd., Suite 128
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         Address of Principal Executive Office (Street and Number)
            Ft. Lauderdale, Florida 33301
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         City, State and Zip Code
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PART II    RULE 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
         (X)(a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
         (X)(b) The subject quarterly report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date and;
            (c) The accountant's statement or other exhibit required by Rule
12b-25(c) has been attached if applicable.
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PART III          NARRATIVE
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IRT Industries, Inc. is unable to file the Form 10-QSB for the period ended
Sept. 30, 1997 within the prescribed period due to unforeseen delays in preparation of the financial statements. The completed financial statements are expected to be available within the requested five day extension period.
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PART IV           OTHER INFORMATION
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     (1) Name and telephone number of person to contact in regard to this notification
          Richard Rossi, President                    (954) 525-8815
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          (Name)                              (Area Code)(Telephone Number)
     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No
     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[X] Yes [ ] No
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         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                              IRT Industries, Inc.
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                  (Name of Registrant as specified in charter)
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.
                                           By: /s/ Richard Rossi
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                                               Richard Rossi
                                           Its:  President
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                                           Date: Nov 14, 1997
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     The Company anticipates reporting material increases in revenues and expenditures for the subject period as compared to the corresponding period for the prior year. The reason for this is that full business operations were still in process at the time last year. Estimates of the numbers cannot be given now since figures are still not finalized, and the figures must also be translated into U.S. dollars and the accountant is waiting on data from overseas.
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